                                                                         EX-2.1

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          ENGINEERING ANIMATION, INC.,

                                  EAICA, INC.

                                      AND

                               SENSE8 CORPORATION

                      ------------------------------------

                           Dated as of April 30, 1998
                      ------------------------------------

                               TABLE OF CONTENTS

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

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
ARTICLE I.  THE MERGER......................................   A-1
1.1.  The Merger............................................   A-1
1.2.  Closing...............................................   A-1
1.3.  Effective Time........................................   A-1
1.4.  Effects of the Merger.................................   A-1
1.5.  Certificate of Incorporation and By-Laws..............   A-2
1.6.  Directors and Officers................................   A-2
1.7.  Tax Consequences......................................   A-2

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES..............   A-2
2.1.  Definitions...........................................   A-2
2.2.  Total Merger Consideration............................   A-3
2.3.  Conversion of Sense8 Stock............................   A-3
2.4.  Exchange of Shares....................................   A-4
2.5.  Warrants to Acquire Sense8 Stock......................   A-5
2.6.  Options to Acquire Sense8 Common Stock................   A-5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SENSE8......   A-6
3.1.  Corporate Organization................................   A-6
3.2.  Capitalization........................................   A-6
3.3.  Authority; No Violation...............................   A-6
3.4.  Consents and Approvals................................   A-7
3.5.  Reports...............................................   A-7
3.6.  Compliance with Applicable Law........................   A-7
3.7.  Financial Statements..................................   A-7
3.8.  Absence of Certain Changes or Events..................   A-7
3.9.  Legal Proceedings and Restrictions....................   A-8
3.10. Taxes and Tax Returns.................................   A-8
3.11. Employee Benefits.....................................   A-9
3.12. Employment and Labor Relations........................  A-11
3.13. Contracts.............................................  A-11
3.14. Undisclosed Liabilities...............................  A-12
3.15. Environmental Liability...............................  A-12
3.16. Tangible Assets.......................................  A-13
3.17. Real Property.........................................  A-13
3.18. Intellectual Property.................................  A-13
3.19. Inventory.............................................  A-14
3.20. Notes and Accounts Receivable.........................  A-14
3.21. Bank Accounts and Powers of Attorney..................  A-14
3.22. Guaranties............................................  A-14
3.23. Insurance.............................................  A-14
3.24. Service Contracts and Warranties......................  A-14
3.25. Certain Relationships.................................  A-14
3.26. S-4 Information.......................................  A-14
3.27. Broker's Fees.........................................  A-14
3.28. Certain Customer Relationships........................  A-15
3.29. Disclosure............................................  A-15
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                                       (i)

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
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF EAI..........  A-15
4.1.  Corporate Organization................................  A-15
4.2.  Capitalization........................................  A-15
4.3.  Authority; No Violation...............................  A-15
4.4.  Consents and Approvals................................  A-16
4.5.  SEC Reports...........................................  A-16
4.6.  S-4 Information.......................................  A-16
4.7.  Broker's Fee..........................................  A-16
4.8.  Disclosure............................................  A-16

ARTICLE V.  COVENANTS RELATING TO CONDUCT OF BUSINESS.......  A-16
5.1.  Conduct of Business Prior to the Effective Time.......  A-16
5.2.  Sense8 Forbearances...................................  A-16

ARTICLE VI.  ADDITIONAL AGREEMENTS..........................  A-17
6.1.  Regulatory and Other Matters..........................  A-17
6.2.  Access to Information.................................  A-18
6.3.  Shareholders' Approval................................  A-18
6.4.  Additional Agreements.................................  A-18
6.5.  Advice of Changes.....................................  A-18
6.6.  Takeover Proposals....................................  A-18
6.7.  Tax Matters...........................................  A-19

ARTICLE VII.  CONDITIONS PRECEDENT..........................  A-19
7.1.  Conditions to Each Party's Obligation To Effect the
     Merger.................................................  A-19
7.2.  Conditions to Obligations of EAI......................  A-20
7.3.  Conditions to Obligations of Sense8...................  A-20

ARTICLE VIII.  TERMINATION AND AMENDMENT....................  A-20
8.1.  Termination...........................................  A-20
8.2.  Effect of Termination.................................  A-21
8.3.  Amendment; Extension; Waiver..........................  A-21

ARTICLE IX.  GENERAL PROVISIONS.............................  A-22
9.1.  Expenses..............................................  A-22
9.2.  Notices...............................................  A-22
9.3.  Interpretation........................................  A-23
9.4.  Counterparts..........................................  A-23
9.5.  Entire Agreement......................................  A-23
9.6.  Governing Law.........................................  A-23
9.7.  Severability..........................................  A-23
9.8.  Publicity.............................................  A-23
9.9.  Assignment; Third Party Beneficiaries.................  A-23
9.10. Knowledge and Awareness...............................  A-23
9.11. Construction..........................................  A-23
9.12. Tax Free Reorganization...............................  A-24

EXHIBITS
A -- Brobeck, Phleger & Harrison LLP Legal Opinion
B -- EAI General Counsel Legal Opinion
C -- March 31, 1998 Consolidated Balance Sheet

                                      (ii)

                             INDEX OF DEFINED TERMS

Agreement...................................................    Recitals
Agreement of Merger.........................................     sec.1.1
California Secretary........................................     sec.1.3
Certificate of Merger.......................................     sec.1.1
CGCL........................................................     sec.1.1
Closing.....................................................     sec.1.2
Closing Date................................................     sec.1.2
Code........................................................     sec.1.8
Consents....................................................     sec.3.4
DGCL........................................................     sec.1.1
Disclosure Schedule.........................................    Art. III
Dissenters' Shares..........................................  sec.2.3(g)
EAI.........................................................    Recitals
EAI Common Stock............................................  sec.2.1(a)
EAI Stock Value.............................................      2.1(b)
Effective Time..............................................     sec.1.3
Environmental Laws..........................................  sec.3.15(e)
ERISA.......................................................  sec.3.11(a)
ERISA Affiliates............................................  sec.3.11(f)
Exchange Act................................................     sec.4.5
Exchange Ratio..............................................  sec.2.3(d)
GAAP........................................................     sec.3.7
Governmental Authority......................................     sec.3.4
Hazardous Material..........................................  sec.3.15(e)
Intellectual Property.......................................    sec.3.18
Interim Balance Sheet.......................................    sec.3.14
Interim Financial Statements................................     sec.3.7
IRS.........................................................  sec.3.11(b)
Liens.......................................................  sec.3.3(b)
Material Adverse Effect.....................................     sec.3.6
Merger......................................................    Recitals
NNM.........................................................  sec.2.1(b)
Per Share Series A Preference Amount........................  sec.2.1(c)
Per Share Series B Preference Amount........................  sec.2.1(d)
Person......................................................  sec.5.2(a)
Primary Customers...........................................    sec.3.29
Remaining Total Merger Consideration........................  sec.2.3(d)
Requisite Regulatory Approvals..............................  sec.7.1(a)
Returns.....................................................  sec.3.10(c)
S-4.........................................................     sec.3.4
SEC.........................................................     sec.3.4
Securities Act..............................................    sec.3.26
Sense8......................................................    Recitals
Sense8 Certificate..........................................  sec.2.1(g)
Sense8 Common Stock.........................................  sec.2.1(h)
Sense8 Common Warrants......................................  sec.2.1(i)
Sense8 Convertible Notes....................................  sec.2.1(j)
Sense8 Contract.............................................    sec.3.13
Sense8 Financial Statements.................................     sec.3.7
Sense8 Options..............................................  sec.2.1(k)
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                                      (iii)

Sense8 Plans................................................  sec.3.11(a)
Sense8 Preferred Stock......................................  sec.2.1(l)
Sense8 Series A Preferred Stock.............................  sec.2.1(m)
Sense8 Series A Warrants....................................  sec.2.1(n)
Sense8 Series B Preferred Stock.............................  sec.2.1(o)
Sense8 Series B Warrants....................................  sec.2.1(p)
Sense8 Stock................................................  sec.2.1(q)
Sense8 Warrants.............................................  sec.2.1(r)
Series A Preference Amount..................................  sec.2.1(e)
Series B Preference Amount..................................  sec.2.1(f)
Shareholders Meeting........................................     sec.1.2
Sub.........................................................    Recitals
Surviving Corporation.......................................     sec.1.1
Takeover Proposal...........................................  sec.6.8(d)
Taxes.......................................................  sec.3.10(c)
Total Merger Consideration..................................     sec.2.2

                                      (iv)

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 30, 1998 (THE "AGREEMENT"), BY AND AMONG ENGINEERING ANIMATION, INC., A DELAWARE CORPORATION ("EAI"), EAICA, INC., A CALIFORNIA CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF EAI ("SUB"), AND SENSE8 CORPORATION, A CALIFORNIA CORPORATION ("SENSE8").

     WHEREAS, the Boards of Directors of EAI and Sense8 have determined that it is in the best interests of their respective companies and the stockholders of EAI and the shareholders of Sense8 to consummate the business combination provided for in this Agreement;

     WHEREAS, on April 11, 1998, EAI, Sub and Sense8 entered into an Agreement and Plan of Merger (the "Original Agreement") pursuant to which Sub, subject to the terms and conditions set forth therein, was to merge with and into Sense8 and as a result Sense8 shall become a wholly-owned subsidiary of EAI;

     WHEREAS, EAI, Sub and Sense8 have subsequently determined that it is preferable that the business combination of EAI and Sense8 be accomplished by a merger of Sense8 with and directly into EAI (the "Merger") and thus have amended and restated the Original Agreement by entering into this Agreement;

     WHEREAS, EAI and Sense8 entered into an Interim Management Agreement concurrent with the Original Agreement;

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to establish certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement and an agreement of merger (the "Agreement of Merger") to be filed in accordance with the California General Corporation Law (the "CGCL") and a certificate of merger (the "Certificate of Merger") to be filed in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), Sense8 shall merge with and into EAI. EAI shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Sense8 shall terminate.

     1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place, at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, as soon as possible following the meeting of the shareholders of Sense8 at which the Merger is approved (the "Shareholder Meeting"), but in any event not later than two business days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VII, unless extended by mutual agreement of the parties (the "Closing Date").

     1.3. Effective Time. Subject to the provisions of this Agreement, the Agreement of Merger and the Certificate of Merger, the parties hereto shall cause the Merger to be consummated by filing a properly executed Agreement of Merger with the California Secretary of State in accordance with the CGCL and a properly executed Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL (the time of such filings being the "Effective Time") on the Closing Date.

     1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the CGCL and the DGCL.

     1.5. Certificate of Incorporation and By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation and By-Laws of EAI shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.6. Directors and Officers. The directors and officers of EAI immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation, unless and until thereafter changed in accordance with the DGCL and the Surviving Corporation's Certificate of Incorporation and By-Laws.

     1.7. Tax Consequences. EAI and Sense8 intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                                  ARTICLE II.

                       CONVERSION AND EXCHANGE OF SHARES

     2.1. Definitions. The following terms shall have the following respective meanings for purposes of this Agreement:

          (a) "EAI Common Stock" shall mean each share of the Common Stock, $.01 par value per share, of EAI.

          (b) "EAI Stock Value" shall mean $42.61725, which is the average of the last reported per share sale price of the EAI Common Stock, as reported on the Nasdaq Stock Market National Market (the "NNM"), for each of the four trading days immediately preceding April 11, 1998, as reported in the NNM listings published in The Wall Street Journal.

          (c) "Per Share Series A Preference Amount" shall mean the quotient of
     (x) $6.80, divided by (y) the EAI Stock Value, carried six decimal places.

          (d) "Per Share Series B Preference Amount" shall mean the quotient of
     (x) $17.66, divided by (y) the EAI Stock Value, carried six decimal places.

          (e) "Series A Preference Amount" shall mean $6.80 times the total of the number of shares of Sense8 Series A Preferred Stock outstanding immediately prior to the Effective Time plus the number of shares of Sense8 Series A Preferred Stock issuable upon the exercise of all Sense8 Series A Warrants outstanding immediately prior to the Effective Time.

          (f) "Series B Preference Amount" shall mean $17.66 times the total of the number of shares of Sense8 Series B Preferred Stock outstanding immediately prior to the Effective Time plus the number of shares of Sense8 Series B Preferred Stock issuable upon the exercise of all Sense8 Series B Warrants outstanding immediately prior to the Effective Time.

          (g) "Sense8 Certificate" shall mean each certificate representing any shares of Sense8 Stock outstanding immediately prior to the Effective Time.

          (h) "Sense8 Common Stock" shall mean each share of the common stock, $.001 par value per share, of Sense8.

          (i) "Sense8 Common Warrants" shall mean all issued and outstanding warrants to purchase shares of Sense8 Common Stock.

          (j) "Sense8 Convertible Notes" shall mean all convertible promissory notes issued by Sense8 pursuant to that certain Note and Warrant Purchase Agreement, dated as of June 26, 1997, by and among Sense8 and the investors listed therein.

          (k) "Sense8 Options" shall mean all options outstanding immediately prior to the Effective Time, whether or not then exercisable, to purchase shares of Sense8 Common Stock.

          (l) "Sense8 Preferred Stock" shall mean each share of the preferred stock, $.001 par value per share, of Sense8.

          (m) "Sense8 Series A Preferred Stock" shall mean each share of Sense8 Preferred Stock designated as "Series A Preferred Stock".

          (n) "Sense8 Series A Warrants" shall mean all issued and outstanding warrants to purchase shares of Sense8 Series A Preferred Stock.

          (o) "Sense8 Series B Preferred Stock" shall mean each share of Sense8 Preferred Stock designated as "Series B Preferred Stock".

          (p) "Sense8 Series B Warrants" shall mean all issued and outstanding warrants to purchase shares of Sense8 Series B Preferred Stock.

          (q) "Sense8 Stock" shall mean all of the Sense8 Common Stock and the Sense8 Preferred Stock.

          (r) "Sense8 Warrants" shall mean the Sense8 Common Warrants, the Sense8 Series A Warrants and the Sense8 Series B Warrants.

     2.2. Total Merger Consideration. The total consideration payable to holders of Sense8 Stock and Sense8 Warrants upon consummation of the Merger (the "Total Merger Consideration") shall equal (i) $6,793,089 minus (ii) any legal fees, 1996 audit costs or brokers' costs of Sense8 as of the Closing Date which relate to the Merger and which are not reflected on the March 31, 1998 consolidated balance sheet of Sense8, attached hereto as Exhibit C, plus (iii) the principal amount and converted interest of any Sense8 Convertible Notes which are converted prior to the Effective Time.

     2.3. Conversion of Sense8 Stock. At the Effective Time, by virtue of the Merger and without any action on the part of EAI, Sense8 or any shareholder of Sense8:

          (a) Each share of Sense8 Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenters' Shares (as defined below), shall be converted into the right to receive shares of EAI Common Stock in the amount equal to the sum of (i) the Per Share Series A Preference Amount and (ii) the Exchange Ratio (as defined below).

          (b) Each share of Sense8 Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenters' Shares, shall be converted into the right to receive shares of EAI Common Stock in the amount equal to the sum of (i) the Per Share Series B Preference Amount and (ii) the Exchange Ratio (as defined below).

          (c) Each share of Sense8 Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenters' Shares, shall be converted into the right to receive shares of EAI Common Stock in an amount equal to the Exchange Ratio (as defined below).

          (d) The "Exchange Ratio" shall be determined as follows: each share of Sense8 Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient, carried to six decimal places, of (x) the number obtained by dividing the Remaining Total Merger Consideration (as defined below) by the total of the number of shares of Sense8 Stock outstanding immediately prior to the Effective Time (omitting any shares of Sense8 Stock issued after April 11, 1998 as a result of exercise of a Sense8 Option) plus the number of shares of Sense8 Stock issuable upon the exercise of all Sense8 Warrants outstanding immediately prior to the Effective Time, divided by (y) the EAI Stock Value. The "Remaining Total Merger Consideration" is the difference of (i) the Total Merger Consideration less (ii) the sum of the Series A Preference Amount and the Series B Preference Amount.

          (e) No fractional shares of EAI Common Stock shall be issued, and in lieu thereof, EAI shall pay to each former shareholder of Sense8 who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the EAI Stock Value by (ii) the fraction of a share (rounded to the nearest thousandth when expressed as an Arabic number) of EAI Common Stock to which such holder would otherwise be entitled to receive pursuant to this Section 2.3.

          (f) All of the shares of Sense8 Stock converted into EAI Common Stock pursuant to this Article shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time, and each Sense8 Certificate shall thereafter represent the right to receive
     (i) a certificate representing the number of whole shares of EAI Common Stock, and (ii) cash in lieu of fractional shares, into which the shares of Sense8 Stock represented by such Sense8 Certificate have been converted. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or Sense8 Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to this Article.

          (g) Shares of Sense8 Stock with respect to which dissenters rights have been properly demanded in accordance with the CGCL ("Dissenters' Shares") shall not be converted into EAI Common Stock at the Effective Time, but shall be converted into the right to receive from EAI such consideration as is determined to be due with respect to such Dissenters' Shares pursuant to the provisions of the CGCL. Sense8 shall give EAI (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by Sense8 and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Sense8 shall not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of EAI, settle or offer to settle any such demands.

          (h) At the Effective Time, all shares of Sense8 Stock that are owned by Sense8 as treasury stock and all shares of Sense8 Stock that are owned, directly or indirectly, by Sense8, EAI or any wholly-owned subsidiary of EAI shall be canceled and shall cease to exist, and no stock of EAI or other consideration shall be delivered in exchange therefor. All shares of EAI Common Stock that are owned by Sense8 shall become treasury stock of EAI.

          (i) After the Effective Time, there shall be no transfers on Sense8's stock transfer books of shares of Sense8 Stock.

     2.4. Exchange of Shares. (a) At the Closing, each shareholder of Sense8 shall have the right to deliver to EAI a properly completed letter of transmittal and Sense8 Certificates representing all of the issued and outstanding shares of Sense8 Stock owned by such shareholder, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a Sense8 Certificate for exchange and cancellation to EAI, and in accordance with and subject to the other provisions of this Agreement and the letter of transmittal, the holder of such Sense8 Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of Sense8 Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The Sense8 Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Sense8 Certificates.

     (b) If any certificate representing shares of EAI Common Stock is to be issued in a name other than that in which the Sense8 Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Sense8 Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable.

     (c) In the event any Sense8 Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and, if required by EAI, post a bond in such amount as EAI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Sense8 Certificate. Thereafter, EAI shall issue in exchange for such lost, stolen or destroyed Sense8 Certificate the shares of EAI Common Stock and any cash in lieu of a fractional share deliverable in respect thereof pursuant to this Agreement.

     2.5. Warrants to Acquire Sense8 Stock.

     (a) At the Effective Time, pursuant to its terms, each outstanding Sense8 Warrant shall automatically be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Sense8 Warrant, (i) the same number of shares of EAI Common Stock as such Sense8 Warrant would have been exchangeable for had such Sense8 Warrant been exercised in full immediately prior to the Effective Time and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Sense8 Stock otherwise purchasable pursuant to such Sense8 Warrant divided by (B) the number of shares of EAI Common Stock deemed to be purchasable under such warrant to acquire EAI Common Stock; provided, however, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Sense8 Warrant shall not include any fractional share and, upon exercise of such Sense8 Warrant, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise.

     (b) As soon as practicable after the Effective Time, EAI shall deliver to the holders of Sense8 Warrants appropriate notices setting forth such holders' rights and the agreements evidencing such Sense8 Warrants shall be deemed to be appropriately amended so that such Sense8 Warrants shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Sense8 Warrants (subject to the adjustments required by this Section 2.5 after giving effect to the conversion as set forth above).

     2.6. Options to Acquire Sense8 Common Stock.

     (a) At the Effective Time, each outstanding Sense8 Option, whether vested or unvested, shall be assumed by EAI. Each such Sense8 Option so assumed by EAI under this Agreement shall continue to have and be subject to the same terms and conditions set forth in the applicable Sense8 Stock Option immediately prior to the Effective Time. Each such Sense8 Option shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Sense8 Option, (i) the same number of shares of EAI Common Stock as such Sense8 Option would have been exchangeable for had such Sense8 Option been exercised in full immediately prior to the Merger and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of Sense8 Common Stock otherwise purchasable pursuant to such Sense8 Option divided by (B) the number of shares of EAI Common Stock deemed to be purchasable under such option to acquire EAI Common Stock; provided, however, that the number of shares of EAI Common Stock that may be purchased upon exercise of such Sense8 Option shall not include any fractional share and, upon exercise of such Sense8 Option, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise. It is the intention of the parties that the Sense8 Options assumed by EAI, to the extent that they pertain to the purchase of EAI Common Stock thereunder, shall continue to qualify as incentive stock options under
Section 422 of the Code to the same extent immediately after the Closing as such Sense8 Options so qualified immediately prior to the Closing. As a condition to EAI's obligations to consummate the Merger, each holder of a Sense8 Option, which by its terms does not automatically convert in the Merger into an option to purchase EAI Common Stock, shall have consented to the above described assumption pursuant to a written agreement or instrument signed by such holder.

     (b) As soon as practicable after the Effective Time, EAI shall deliver to the holders of Sense8 Options appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such Sense8 Options shall be deemed to be appropriately amended so that such Sense8 Options shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding Sense8 Options (subject to the adjustments required by this Section
2.6 after giving effect to the assumption by EAI as set forth above).

     (c) EAI shall file within three (3) business days following the Closing Date and use its reasonable efforts to file and maintain the effectiveness of a Form S-8 registration statement covering the Sense8 Options (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such Sense8 Options remain outstanding.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SENSE8

     Except as disclosed by Sense8 in the disclosure schedule delivered pursuant to this Agreement (the "Disclosure Schedule"), Sense8 represents and warrants to EAI as follows:

     3.1. Corporate Organization. (a) Sense8 is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sense8 has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Correct and complete copies of the Articles of Incorporation and By-Laws of Sense8, as in effect on April 11, 1998, have been made available to EAI by Sense8.

     (b) Sense8 does not own of record or beneficially, directly or indirectly,
(i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other noncorporate business.

     (c) The minute books of Sense8 accurately reflect in all material respects all actions taken by the boards of directors, including committees thereof, and the shareholders of Sense8.

     3.2. Capitalization. As of March 31, 1998, the authorized capital stock of Sense8 consists of (i) 10,000,000 shares of Sense8 Common Stock, of which 828,693 shares are issued and outstanding, 5,000 shares are reserved for issuance upon exercise of the Sense8 Common Warrants, 137,339 shares are reserved for issuance upon exercise of outstanding Sense8 Options, 349,845 shares are reserved for issuance upon conversion of Sense8 Series A Preferred Stock and 31,222 shares are reserved for issuance upon conversion of Series B Preferred Stock, and (ii) 5,000,000 shares of Sense8 Preferred Stock, of which
(X) 350,585 shares have been designated as Sense8 Series A Preferred Stock, of which 308,929 shares are issued and outstanding, 23,967 shares are reserved for issuance upon conversion of the Sense8 Convertible Notes and 16,949 shares are reserved for issuance upon exercise of Sense8 Series A Warrants, and (Y) 146,326 shares have been designated as Sense8 Series B Preferred Stock, none of which are issued and outstanding, 14,956 shares are reserved for issuance upon conversion of the Sense8 Convertible Notes and 16,266 shares are reserved for issuance upon exercise of Sense8 Series B Warrants. Each record holder of Sense8 Stock and the number of shares owned by each, each holder of a Sense8 Option or a Sense8 Warrant and the number and class of shares of Sense8 Stock which such holder may purchase, and each holder of a Sense8 Convertible Note and the number and class of shares of Sense8 Stock issuable upon conversion of such Sense8 Convertible Note, is set forth in Section 3.2 of the Disclosure Schedule. No shares of Sense8 Stock are held in Sense8's treasury and except as described in the first sentence of this Section 3.2, no shares of Sense8 Stock are reserved for issuance. All of the issued and outstanding shares of Sense8 Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the Sense8 Options, the Sense8 Warrants and the Sense8 Convertible Notes, as listed in Section 3.2 of the Disclosure Schedule, Sense8 does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

     3.3. Authority; No Violation. (a) Sense8 has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sense8. Except for the adoption of this Agreement by the requisite vote of holders of the issued and outstanding shares of Sense8 Stock, no other corporate proceedings on the part of Sense8 are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sense8 and constitutes a valid and binding obligation of Sense8, enforceable against Sense8 in accordance with its terms.

     (b) The execution and delivery of this Agreement by Sense8, the consummation by Sense8 of the transactions contemplated hereby, and the compliance by Sense8 with the terms or provisions hereof, shall not

(i) violate any provision of the Articles of Incorporation or By-Laws of Sense8,
(ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sense8 or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any liens, pledges, charges, encumbrances or security interests of any kind (collectively, "Liens") upon any of the properties or assets of Sense8 under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Sense8 is a party, or by which it or any of its properties or assets may be bound or affected, other than violations in clause (ii) or clause (iii) which individually or in the aggregate could not have a Material Adverse Effect on Sense8.

     3.4. Consents and Approvals. Except for (i) the filing of Agreement of Merger with the California Secretary pursuant to the CGCL, (ii) the approval of this Agreement by the requisite vote of the holders of Sense8 Stock, and (iii) the filing with the Securities and Exchange Commission (the "SEC") and declaration of effectiveness of a Registration Statement on Form S-4 (the "S-4"), no consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or with any third party are necessary in connection with the execution and delivery by Sense8 of this Agreement and the consummation by Sense8 of the Merger and the other transactions contemplated by this Agreement.

     3.5. Reports. Sense8 has timely filed all reports, registrations and statements required to be filed since January 1, 1996 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. No Governmental Authority has initiated any proceeding or, to the best knowledge of Sense8, investigation into the business or operations of Sense8.

     3.6. Compliance with Applicable Law. Sense8 holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to Sense8, other than licenses, franchises, permits or authorizations or failures to comply or defaults which, individually or in the aggregate, could not have a material adverse effect on the business, properties, operations or financial condition (a "Material Adverse Effect") of Sense8.

     3.7. Financial Statements. Sense8 has previously provided EAI with correct and complete copies of the following (collectively, the "Sense8 Financial Statements"): (a) the unaudited consolidated balance sheet of Sense8 as of December 31, 1997 and the unaudited consolidated balance sheet of Sense8 as of December 31, 1996, and the related unaudited consolidated statements of income and retained earnings and cash flows for the fiscal year ended December 31, 1997, and unaudited consolidated statements of income and retained earnings and cash flows for the fiscal years ended December 31, 1996 and 1995, and (b) the unaudited consolidated balance sheet of Sense8 as of March 31, 1998 and the related unaudited consolidated statements of income for the periods then ended (the "Interim Financial Statements"), which are attached as part of the Disclosure Schedule. The Sense8 Financial Statements fairly present the consolidated financial position of Sense8 and its subsidiaries as of the dates thereof, and the results of operations and cash flows of Sense8 for the respective fiscal periods or as of the respective dates thereof. Each of the Sense8 Financial Statements, including the notes thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved. The books and records of Sense8 have been, and are being, maintained in accordance with all applicable legal and accounting requirements.

     3.8. Absence of Certain Changes or Events. (a) Since March 31, 1998, (i) Sense8 has not incurred any material liability that is not disclosed in the Interim Financial Statements, (ii) no event has occurred which, individually or in the aggregate, could have a Material Adverse Effect on Sense8, and (iii) Sense8 has carried on its business in the ordinary and usual course.

     (b) Except as set out in Section 3.8 of the Disclosure Schedule, since December 31, 1997, Sense8 has not (i) increased the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, executive officer or employee, or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions, or (iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which could, either individually or in the aggregate, result in a Material Adverse Effect on Sense8.

     3.9. Legal Proceedings and Restrictions. (a) There are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of Sense8, threatened against or affecting Sense8 at law or in equity or before any Governmental Authority.

     (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon Sense8 or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Sense8.

     3.10. Taxes and Tax Returns.

     (a) (i) Sense8 (which term for purposes of this Section 3.10 shall include former subsidiaries of Sense8 for periods during which they were owned) has timely filed (when due or prior to the expiration of any extension of the time to file) correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by Sense8 to be due or payable have been timely paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to April 11, 1998; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To Sense8's knowledge there is no basis for imposing any additional Taxes on it other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Sense8 may be subject and Sense8 is not under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of Sense8 other than liens for Taxes not yet due or payable;

          (ii) Sense8 has paid, on the basis of Sense8's good faith estimate of the required installments, all estimated Taxes required to be paid under
     Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which shall be due and payable for any period or portion thereof ending on or prior to the Closing Date shall have been paid or shall be reflected on Sense8's books as an accrued Tax liability, either current or deferred. The amount of such Tax liabilities as of March 31, 1998 shall be set forth in Section 3.10 of the Disclosure Schedule. All Taxes required to be withheld, collected or deposited by Sense8 during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

          (iii) For each taxable period for which the statute of limitations on assessment remains open, Sense8 has not (A) been either a common parent corporation or a member corporation of an affiliated group of corporations filing a consolidated Federal income tax return, or (B) acquired any corporation that filed a consolidated Federal income tax return with any other corporation that was not also acquired by Sense8; and no other entity that was included in the filing of a Return with Sense8 on a consolidated, combined, or unitary basis has left Sense8's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open. Sense8 has not been at any time a member of any partnership, limited liability company or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

          (iv) No consent under Section 341(f) of the Code has been filed with respect to Sense8; and

          (v) There is no significant difference on the books of Sense8 between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for Federal income tax purposes.

     (b) Sense8:

          (i) Does not have any property that is or will be required to be treated as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code;

          (ii) Does not have any Tax sharing or allocation agreement or arrangement (written or oral), does not owe any amount pursuant to any Tax sharing or allocation agreement or arrangement, and will not have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

          (iii) Was not acquired in a qualified stock purchase under Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to Sense8;

          (iv) Is not and has not been subject to the provisions of Section 1503(d) of the Code related to "dual consolidated loss" rules;

          (v) Is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

          (vi) Does not have any income reportable for a period ending after the Closing Date but attributable to an installment sale occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred intercompany transaction;

          (vii) Does not have any unused net operating loss, unused net capital loss, unused tax credit, or excess charitable contribution for Federal income tax purposes;

          (viii) Is not a United States real property holding corporation as defined in Section 897 of the Code; and

          (ix) No withholding of Taxes by EAI will be required in this transaction under Sections 3406 or 1445 of the Code or any other provision of the Code or state, local or foreign law and Sense8 will provide any required certificates to avoid any such withholding.

     (c) For purposes of this Agreement:

          (i) "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

          (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any Governmental Authority, including income, franchise, net worth, profits, gross receipts, minimum alternative, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

     3.11. Employee Benefits.

     (a) Sense8 (which for purposes of this Section 3.11 shall include any ERISA Affiliate (as hereinafter defined)) has not at any time within the past three years, maintained, administered or contributed to any pension, profit-sharing, thrift or 401(k), disability, medical, dental, health, life (including any individual life insurance policy), death benefit, group insurance or any other welfare plan, bonus, incentive, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, or similar plan, trust, program, policy, commitment or arrangement whether or not covered by Employee Retirement and Income Security Act of 1974, as amended ("ERISA") and whether or not funded or insured and whether written or oral (hereinafter referred to as the "Sense8 Plans"), which could result in EAI or Sense8 having any material liabilities, whether direct or indirect.

     (b) Sense8 has made available to EAI correct and complete copies of (i) each Sense8 Plan document, amendments thereto and board resolutions adopting such plans and amendments, (ii) each current summary plan description, (iii) any and all agreements, insurance policies and other documents related to any Sense8 Plan, including written descriptions of any unwritten Sense8 Plans, (iv) the most recent determination letter from the Internal Revenue Service (the "IRS") for each Sense8 Plan (as applicable), and (v) the three most recent Annual Reports -- Form 5500 (including accompanying schedules) and summary annual reports for each Sense8 Plan, as applicable.

     (c) (i) Each Sense8 Plan (and any related agreements and documents) and Sense8 have at all times complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable law (including valid regulations and valid rulings thereunder), and the Sense8 Plans have at all times been properly administered in all material respects in accordance with all such laws and with the terms of each applicable plan document, (ii) each of the Sense8 Plans intended to be "qualified" within the meaning of Code Section 401(a) has received a favorable IRS determination and no facts exist that could reasonably be expected to affect adversely such determination, (iii) no Sense8 Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), for current or former employees following their retirement or other termination of service, other than coverage mandated by applicable statutes or death benefits or retirement benefits under any "employee pension plan" (as such term is defined in ERISA Section 3(2)), (iv) there has not occurred nor, to the knowledge of Sense8, is any person contractually bound to enter into any material non-exempt "prohibited transaction" within the meaning of Code Section 4975 or ERISA Section 406, (v) Sense8 has not engaged in a transaction which could subject it to either a material civil penalty under ERISA Section 409 or a material tax under Code Section 4976, (vi) Sense8 has made or caused to be made on a timely basis any and all contributions, premiums and other amounts due and owing under the terms of any Sense8 Plan or as otherwise required by applicable law, (vii) Sense8 has in all material respects complied with Code Section 4980B and other applicable laws concerning the continuation of employer-provided health benefits following a termination of employment or any other event that would otherwise terminate such coverage,
(viii) Sense8 has not at any time maintained, administered or contributed to any plan subject to ERISA Title IV, and (ix) Sense8 has not at any time participated in, made contributions to or had any other liability with respect to a "multiemployer plan" under ERISA Section 4001, a "multiple employer plan" under Code Section 413(c), or a "multiple employer welfare arrangement" under ERISA
Section 3(40).

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Sense8, (ii) increase any benefits otherwise payable under any Sense8 Plan,
(iii) result in any acceleration of the time of payment or vesting of any such benefits other than the acceleration of vesting of the Sense8 Options, or (iv) impair the rights of Sense8 under any Sense8 Plan.

     (e) There are no actions, claims, investigations or audits pending or, to Sense8's knowledge, threatened or anticipated by, on behalf of, against or with respect to Sense8, any Sense8 Plan or any trust related thereto (other than claims for benefits in the ordinary course) that will create any liability or obligation for the Surviving Corporation with respect to any Sense8 Plan participant, beneficiary, alternate payee or other claimant, or with respect to any Governmental Authority, including, but not limited to, the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation.

     (f) For purposes of this Agreement, "ERISA Affiliate" means Sense8 and (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Sense8 is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Sense8 is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Sense8, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

     3.12. Employment and Labor Relations. No executive, key employee or group of employees has given notice of termination of his/her or their employment with Sense8. There are no charges, complaints or litigation, or to the knowledge of Sense8 investigations, currently pending, or to the knowledge of Sense8 threatened (and to the knowledge of Sense8 there is no reasonable basis therefor), against Sense8, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters. There are no outstanding orders or charges against Sense8 under any applicable occupational safety and health laws in any jurisdiction in which Sense8 conducts business. All levies, assessments and penalties made against Sense8 pursuant to any applicable workers' compensation legislation in any jurisdiction in which Sense8 conducts business have been paid by Sense8. Sense8 is not a party to any contracts with any labor union or employee association nor has Sense8 made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. Sense8 is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of Sense8, and there is no existing or pending certification of any such union with regard to a bargaining unit. Each employee and independent contractor employed by Sense8 has executed a proprietary rights agreement in the form attached to the Disclosure Schedule and Sense8 knows of no breach of any such agreement by a current or former employee or independent contractor.

     3.13. Contracts. Section 3.13 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or, to the knowledge of Sense8, oral) which are currently in effect or which will, without any further action on the part of Sense8 become effective in the future, to which Sense8 is a party (collectively, the "Sense8 Contracts"):

          (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee of in excess of $10,000 in any one year;

          (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or require the payment of consideration by any party in excess of $10,000 in any one year;

          (c) any agreement creating, governing or providing for an investment or participation in a partnership, limited liability company or joint venture;

          (d) any agreement under which Sense8 has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which Sense8 has imposed a Lien on any of its assets;

          (e) any agreement concerning confidentiality or noncompetition;

          (f) any agreement with any director, officer, employee or shareholder of Sense8 or any of their affiliates;

          (g) any pension, profit sharing, thrift or 401(k), bonus, incentive, deferred compensation, stock purchase, stock option, severance, salary continuation or other plan or arrangement for the benefit of current or former directors, officers or employees;

          (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

          (i) any agreement relating to any Intellectual Property (as that term is defined in Section 3.18) used by Sense8 in the conduct of its business, or that is licensed by Sense8 for use by others;

          (j) any agreement under which the consequences of a default, termination, non-renewal or acceleration could have a Material Adverse Effect on Sense8; or

          (k) any other agreement the performance of which requires the payment of consideration by any party in excess of $10,000 in any one year.

     Sense8 has made available to EAI a correct and complete copy of each Sense8 Contract. Except as set forth in Section 3.13 of the Disclosure Schedule and, to the knowledge of Sense8, (i) each Sense8 Contract is legal, valid, binding, enforceable and in full force and effect, (ii) the consummation of the Merger will not cause a breach or termination of any Sense8 Contract nor effect a change in any of the terms of any Sense8 Contract nor require the consent of any other party to the Sense8 Contract, (iii) Sense8 is not, and, to Sense8's knowledge, no other party is, in breach or default of any Sense8 Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default that would result in or permit termination, modification or acceleration under any Sense8 Contract, and (iv) Sense8 has not, and, to Sense8's knowledge, no other party has, repudiated any provision of any Sense8 Contract.

     3.14. Undisclosed Liabilities. Except for liabilities (i) that are fully reflected or reserved against on the March 31, 1998 consolidated balance sheet of Sense8 (the "Interim Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since March 31, 1998, Sense8 has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     3.15. Environmental Liability.

     (a) Sense8 has not received any notice, and does not otherwise have knowledge, of any claim, and no proceeding has been instituted raising any claim, against Sense8 or any of the real properties now or formerly owned, leased or operated by Sense8 or other assets of Sense8, alleging any damage to the environment or violation of any Environmental Laws, except where the claim could not reasonably be expected to result in a Material Adverse Effect on Sense8.;

     (b) Sense8 does not have knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by Sense8 or to other assets of Sense8 or their use, except where the claim could not reasonably be expected to result in a Material Adverse Effect on Sense8.;

     (c) Sense8 has not stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials, in each case in a manner contrary to any Environmental Laws, except where the storage or release could not reasonably be expected to result in a Material Adverse Effect on Sense8; and

     (d) All buildings on all real properties now owned, leased or operated by Sense8 are in compliance with applicable Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect on Sense8.

     (e) For purposes of this Agreement,

          (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

          (ii) "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

     3.16. Tangible Assets. Sense8 has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the Interim Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all Liens other than Liens reflected in the Sense8 Financial Statements and Liens for taxes not yet due and payable. Sense8 owns or leases pursuant to a Sense8 Contract all buildings, machinery, equipment and other tangible assets material to the conduct of its business as presently conducted.
Section 3.16 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by Sense8 that have a value in excess of $10,000.

     3.17. Real Property. Sense8 does not own any real property. Section 3.17 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Sense8. Sense8 has made available to EAI correct and complete copies of each such lease and sublease. Except as set forth in Section 3.17 of the Disclosure Schedule:

          (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

          (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

          (c) Sense8 is not, and, to the knowledge of Sense8, no other party to such lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default that would permit termination, modification or acceleration thereunder;

          (d) neither Sense8 nor, to the knowledge of Sense8, any other party to each such lease or sublease has repudiated or disputed any provision thereof;

          (e) there are no oral agreements in effect as to each such lease or sublease;

          (f) to the knowledge of Sense8, the representations and warranties set forth in clauses (a) through (e) above are true and correct with respect to the lease underlying each such sublease; and

          (g) Sense8 has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

     3.18. Intellectual Property. (a) Section 3.18 of the Disclosure Schedule identifies each patent, trademark, service mark, trade name, dba, registered copyright, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are owned or used in connection with Sense8's business or have been issued to Sense8 (collectively the "Intellectual Property"). Sense8 has made available correct and complete copies of all patents, registered trademarks, registered copyrights, registrations, licenses, permits, agreements and applications related to the Intellectual Property to EAI and correct and complete copies of all other written documentation evidencing Sense8's ownership of or the right to use each such item. Except as set forth in
Section 3.18 of the Disclosure Schedule:

          (i) to the knowledge of Sense8, Sense8 possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

          (ii) the legality, validity, enforceability, ownership or use by Sense8 of the Intellectual Property is not currently being challenged, nor to the knowledge of Sense8 is it subject to any such challenge;

          (iii) Sense8 has taken all reasonably necessary action to maintain and protect rights in the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to affect materially the validity or enforceability of the rights set forth in Section 3.18 of the Disclosure Schedule; and

          (iv) to the knowledge of Sense8, the Intellectual Property will be owned or available for use by Sense8 on identical terms and conditions immediately subsequent to the Closing and the transactions contemplated by this Agreement will have no Material Adverse Effect on Sense8's rights, title and interest in and to any of the rights set forth in Section 3.18 of the Disclosure Schedule.

     (b) To the knowledge of Sense8, (i) Sense8 has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, nor is Sense8 currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, and (ii) no third party has, in the past three years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Sense8 that could result in a Material Adverse Effect on Sense8, nor is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of Sense8.

     3.19. Inventory. No material portion of the inventory of Sense8 is unfit for the purpose for which it was procured, or is obsolete, expired, damaged or defective.

     3.20. Notes and Accounts Receivable. All notes and accounts receivable of Sense8 are reflected properly on Sense8's books and records, are not subject to any setoff or counterclaim, are current, subject only to the reserve for bad debts, if any, established in accordance with the past practice of Sense8.

     3.21. Bank Accounts and Powers of Attorney. Section 3.21 of the Disclosure Schedule sets forth a list of all accounts, borrowing resolutions and deposit boxes maintained by Sense8 at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes. There are no outstanding powers of attorney executed on behalf of Sense8.

     3.22. Guaranties. Sense8 is not a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

     3.23. Insurance. Section 3.23 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which Sense8 is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to Sense8. Sense8 believes that the coverage provided by each of such policies is in an amount, and of a type sufficient for the business presently conducted and proposed to be conducted by Sense8. Sense8 is in substantial compliance with all conditions contained in such policies.

     3.24. Service Contracts and Warranties. Except as set out in Section 3.24 of the Disclosure Schedule, Sense8 is not a party to any service contract pursuant to which services are provided by Sense8 to a third party. Section 3.24 of the Disclosure Schedule includes copies of the standard terms and conditions of all product warranties and service or maintenance contracts granted or entered into by Sense8.

     3.25. Certain Relationships. No shareholder, director, officer or, to Sense8's knowledge, employee of Sense8 (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of Sense8, or (ii) is indebted to Sense8 in an amount in excess of $1,000 in any individual case, or
(iii) owns any asset, tangible or intangible, which is used in the business of Sense8, other than assets that are immaterial in value; and Sense8 has not entered into any transaction (including the furnishing of goods or services) with any shareholder, director, officer, employer or other affiliate, except on terms and conditions no less favorable to Sense8 than would be obtained in a comparable arm's-length transaction with a third party.

     3.26. S-4 Information. None of the written information to be supplied by Sense8 for inclusion in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.27. Broker's Fees. Neither Sense8 nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     3.28. Certain Customer Relationships. Section 3.28 of the Disclosure Schedule contains an accurate list of Sense8's ten largest customers or distributors in 1997 (the "Primary Customers"), together with the total dollar amount of all products purchased by such Primary Customers from Sense8 in 1997. Sense8 believes that it has good relationships with each of the Primary Customers and Sense8 has not received any notice or otherwise has knowledge that any Primary Customer intends to reduce the volume or dollar amount of the products it purchases from Sense8.

     3.29. Disclosure. No representation or warranty by Sense8 contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by Sense8 to EAI in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF EAI

     EAI represents and warrants to Sense8 as follows:

     4.1. Corporate Organization. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not have a Material Adverse Effect on EAI and its subsidiaries, taken as a whole. Correct and complete copies of the Certificate of Incorporation and By-Laws of EAI, as in effect as of April 11, 1998, have been made available to Sense8 by EAI.

     4.2. Capitalization. The authorized capital stock of EAI consists of 20,000,000 shares of EAI Common Stock, of which, as of March 23, 1998, 10,188,949 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of EAI Common Stock to be issued pursuant to the Merger or upon exercise of any Sense8 Options or Sense8 Warrants will be duly authorized and validly issued and, when issued, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     4.3. Authority; No Violation. (a) EAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI and constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms.

     (b) The execution and delivery of this Agreement by EAI, the consummation by EAI of the transactions contemplated hereby, and the compliance by EAI with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EAI or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EAI under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EAI is a party, or by which it or any of its properties or assets may be bound or affected.

     4.4. Consents and Approvals. Except for (i) the filing of Agreement of Merger with the California Secretary pursuant to the CGCL, (ii) the filing with the SEC and declaration of effectiveness of the S-4, (iii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of EAI Common Stock pursuant to this Agreement, and (iv) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to this Agreement on the NNM, no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by EAI or Sub of this Agreement and the consummation by EAI of the Merger and the other transactions contemplated by this Agreement.

     4.5. SEC Reports. The annual report on Form 10-K of EAI for the fiscal year ended December 31, 1997, as filed under the Securities Exchange Act of 1934 ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by EAI subsequent to such report, have been duly and timely filed by EAI, complied as to form with all requirements under the Exchange Act, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

     4.6. S-4 Information. None of the information that EAI will include or incorporate by reference in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, EAI makes no representation or warranty with respect to statements made in the S-4 based on written information supplied by Sense8 specifically for inclusion therein.

     4.7. Broker's Fees. Neither EAI nor any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     4.8. Disclosure. No representation or warranty by EAI contained in this Agreement, or in any financial statement, certificate or other document furnished or to be furnished by EAI to Sense8 or its representatives in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE V.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. Conduct of Business Prior to the Effective Time. During the period from the date of the Original Agreement to the Effective Time, unless EAI shall otherwise agree in writing, or as otherwise expressly contemplated or permitted by this Agreement (including the Disclosure Schedule hereto), or resulting from joint management of Sense8 and EAI pursuant to the Interim Management Agreement, Sense8 shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and
(iii) take no action which would adversely affect or delay the ability of Sense8 or EAI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     5.2. Sense8 Forbearances. During the period from the date of the Original Agreement to the Effective Time, unless EAI shall otherwise agree in writing, or as otherwise expressly contemplated or permitted by this Agreement, or resulting from joint management of Sense8 and EAI pursuant to the Interim Management Agreement, Sense8 shall not:

          (a) incur any indebtedness for borrowed money (except pursuant to existing funded debt agreements described in Section 3.13 of the Disclosure Schedule), assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or make any loan or advance;

          (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any Person any right to acquire any shares of its capital stock;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel or release any indebtedness or claims owed to or held by Sense8 or by any Person, except in the ordinary course of business consistent with past practice;

          (d) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

          (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any Sense8 Contract, or change any terms in any Sense8 Contract, other than renewals or changes in immaterial terms thereof;

          (f) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing;

          (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

          (h) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (i) amend its Articles of Incorporation or By-Laws; or

          (j) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     6.1. Regulatory and Other Matters. (a) EAI, with the cooperation of Sense8, shall promptly prepare and file the S-4 with the SEC and shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Sense8 shall, upon request, furnish EAI with all information or documents concerning Sense8 and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the S-4. EAI shall also use its reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and Sense8 shall furnish all information concerning Sense8 and the holders of Sense8 Stock as may be reasonably requested by EAI in connection with such qualifications, permits and approvals.

     (b) The parties shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

     6.2. Access to Information. Upon reasonable notice, Sense8 shall afford to the officers, employees, accountants, counsel and other representatives of EAI access during normal business hours during the period prior to the Effective Time to all of Sense8's books and records, properties and contracts, and, during such period, Sense8 shall make available to EAI all information concerning its business, assets and personnel as EAI may reasonably request.

     6.3. Shareholders' Approval. Sense8 shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, which meeting shall be held as soon as reasonably practicable after the S-4 is declared effective by the SEC.

     6.4. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary or advisable action.

     6.5. Advice of Changes. Sense8 shall promptly advise EAI of any change or event which is likely to have a Material Adverse Effect on Sense8 or which Sense8 believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.6. Takeover Proposals. (a) Sense8 agrees that from and after its execution of the Original Agreement through the Effective Time, it shall not and it shall use its best efforts to cause the directors, officers, employees and shareholders, and all investment bankers, attorneys or other advisors or representatives retained by Sense8 not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal,
(iii) make or authorize any statement or recommendation in support of any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal.

     (b) Notwithstanding the foregoing paragraph (a), nothing contained in this
Section 6.8 shall prohibit the Board of Directors, executive officers or shareholders of Sense8, or the investment bankers, attorneys, or other advisors or representatives retained by Sense8 from participating in any discussions or negotiations with, or furnishing any information to, any third party that makes a Takeover Proposal if all of the following events shall have occurred: (i) EAI has been notified in writing of such Takeover Proposal within 24 hours of Sense8's receipt thereof, including the identity of the party making the Takeover Proposal and the specific terms and conditions thereof, and has been given copies of such Takeover Proposal; (ii) such third party has made a written Takeover Proposal to the Board of Directors of Sense8, which Takeover Proposal identifies a price or range of values to be paid and based on the advice of Sense8's investment bankers, the Board of Directors of Sense8 has determined that such Takeover Proposal is financially more favorable to the shareholders of Sense8 than the terms of the Merger; (iii) Sense8's Board of Directors has determined, based on the advice of Sense8's investment bankers, that such third party is financially capable of consummating the transactions specified in the Takeover Proposal; and (iv) the Board of Directors of Sense8 has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party. Notwithstanding the foregoing, Sense8 shall not provide any non-public information to such third party unless (x) prior to the date thereof Sense8 has provided such information to EAI; (y) Sense8 has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information Sense8 intends to disclose; and (z) Sense8 provides such non-public information pursuant to a nondisclosure agreement in a form satisfactory to EAI.

     (c) In addition to the foregoing requirements, Sense8 shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal. Upon compliance with the requirements in the foregoing paragraph (b) and this paragraph (c), Sense8 shall be entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d).

     (d) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger, consolidation or other business combination involving Sense8 or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Sense8 other than by EAI as contemplated by this Agreement.

     (e) Sense8 shall be entitled to furnish a copy of this Section 6.6 to any third party who expresses an interest in making a Takeover Proposal after the execution of this Agreement.

     6.7. Tax Matters.  Sense8 and EAI agree as follows:

          (a) Sense8 and EAI will not file any tax return or make any disclosure that is inconsistent with the Merger qualifying as a reorganization under
     Section 368(a) of the Code. Sense8 and EAI will, and Sense8 will use its best efforts to cause its shareholders to, file all Returns and statements as required by the regulations under Section 368 of the Code as they apply to the Merger.

          (b) Sense8 will use its best efforts to provide EAI with information as to the adjusted tax basis of its shareholders in their Sense8 Stock.

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Approvals and Consents. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), all consents necessary to transfer all of Sense8's rights, title and interest to its facilities located on Shoreline Highway, Mill Valley, California shall have been obtained in accordance with the lease thereof, and shall remain in full force and effect.

          (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

          (c) Sense8 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite holders of the issued and outstanding shares of Sense8 Stock.

          (d) Federal Tax Opinion. Sense8 and the shareholders of Sense8 shall have received an opinion of Brobeck, Phleger & Harrison LLP, in form and substance reasonably satisfactory to them prior to the mailing of the S-4, which opinion shall not have been amended, modified or withdrawn as of the Closing, substantially to the effect that:

             (i) The Merger will constitute a tax free reorganization under
        Section 368(a)(1)(A) of the Code and Sense8 and EAI will each be a party to the reorganization; and

             (ii) The discussion in the S-4 under the caption "The
        Merger -- Certain Federal Income Tax Consequences" insofar as it relates to matters of federal income tax law is a fair and accurate summary of such matters.

In rendering such opinion, counsel may require and rely upon assumptions and representations contained in certificates of officers of Sense8, EAI and others.

     7.2. Conditions to Obligations of EAI. The obligation of EAI to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Sense8 set forth in this Agreement that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct, and the representations and warranties of Sense8 that are not so qualified shall be true and correct except to the extent such failure does not, individually or in the aggregate, constitute a Material Adverse Effect, in each case as of the date of the Original Agreement (except to the extent such representations and warranties speak as of an earlier date). EAI shall have received a certificate signed on behalf of Sense8 by the President, to the foregoing effect.

          (b) Performance of Obligations of Sense8. Sense8 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date other than obligations which, individually or in the aggregate, if not performed, would not have a Material Adverse Effect, and EAI shall have received a certificate signed on behalf of Sense8 by the Chairman of the Board and the President to such effect.

          (c) Dissenters Rights. Holders of not more than twenty percent (20%) of the outstanding Sense8 Stock shall have validly exercised their "dissenters rights" pursuant to the CGCL.

          (d) Sense8 Options. Each holder of a Sense8 Option which does not automatically convert in the Merger into an option to acquire EAI Common Stock shall have consented to the assumption by EAI of such Sense8 Option as contemplated by Section 2.6 pursuant to a written agreement or instrument signed by such holder.

          (e) Legal Opinion; Closing Certificates. EAI shall have received from Brobeck, Phleger & Harrison LLP, counsel to Sense8, an opinion substantially in the form attached as Exhibit A, together with such customary closing documents and certificates as EAI or its counsel shall reasonably request.

     7.3. Conditions to Obligations of Sense8. The obligation of Sense8 to effect the Merger is also subject to the satisfaction or waiver by Sense8 at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of EAI set forth in this Agreement that are qualified with a reference to materiality shall be true and correct, and the representations and warranties of EAI that are not so qualified shall be true and correct in all material respects, in each case, as of the date of the Original Agreement (except to the extent such representations and warranties speak as of an earlier date). Sense8 shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to the foregoing effect.

          (b) Performance of Obligations of EAI. EAI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sense8 shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to such effect.

          (c) Legal Opinion; Closing Certificates. Sense8 shall have received from Jamie A. Wade, General Counsel of EAI, an opinion substantially in the form attached as Exhibit B together with such customary closing documents and certificates as Sense8 or its counsel shall reasonably request.

          (d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

                                 ARTICLE VIII.

                           TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Sense8:

          (a) by mutual consent of Sense8 and EAI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either the Board of Directors of Sense8 or the Board of Directors of EAI if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either the Board of Directors of Sense8 or the Board of Directors of EAI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if (x) there shall have been a material breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to June 30, 1998, (y) the Closing shall not have occurred on or before June 30, 1998; provided, however, that neither Board of Directors shall be entitled to terminate the Agreement pursuant to this clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act, the S-4 shall have been filed but shall not yet have been declared effective, the Sense8 shareholder meeting shall not have occurred in accordance with the requirements of the CGCL and the DGCL or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before August 31, 1998; or

          (d) by the Board of Directors of Sense8 (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to Sense8 and its shareholders as contemplated in Section 6.6 hereof; provided, however, if such action is taken by Sense8, then (i) within 2 days of such termination Sense8 shall reimburse EAI for its out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement; and (ii) if Sense8 shall consummate any transaction pursuant to a Takeover Proposal (x) within 12 months following April 11, 1998, or (y) pursuant to a definitive agreement executed by Sense8 during such 12-month period, Sense8 shall also promptly pay to EAI $300,000 upon the closing of such transaction;

provided, however, if the Sense8 shareholder meeting shall have occurred and the Sense8 shareholders shall have voted with respect to approval of the Merger and the requisite vote necessary to approve the Merger shall not have been received, then this Agreement shall automatically be terminated as of the date of such Sense8 shareholder meeting without further action of any of the parties hereto and within 2 days of such termination Sense8 pay to EAI $75,000 as reimbursement for EAI's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (for which EAI shall not be required to account).

     8.2. Effect of Termination. In the event of termination of this Agreement by either Sense8 or EAI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Sense8, EAI, Sub or any of their directors or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.1(d) and 9.1, the final proviso clause of Section 8.1 and this Section 8.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Sense8 nor EAI shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3. Amendment; Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Sense8, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Sense8 Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     9.1. Expenses. Except as set forth in Section 8.1(d) or the final proviso clause of Section 8.1 and any costs or expenses incurred with respect to the December 31, 1997 audit by Price Waterhouse of Sense8's books and records (which costs and expenses will be paid by EAI), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, if the Merger is consummated, EAI, as the Surviving Corporation, shall pay Sense8's costs and expenses.

     9.2. Notices. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied (provided there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein); if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to EAI, to:

        Engineering Animation, Inc.
        2321 North Loop Drive
        Ames, Iowa 50010
        Attention: Jamie A. Wade
        Vice President of Administration, General Counsel and Secretary
        Fax: (515) 296-6941

        with a copy to:

        Gardner, Carton & Douglas
        321 North Clark Street, Suite 3400
        Chicago, Illinois 60610
        Attention: Nancy M. Borders
        Fax: (312) 644-3381

and

     (b) if to Sense8, to:

        Sense8 Corporation
        100 Shoreline Highway
        Suite 282
        Mill Valley, CA 94941
        Attention: Thomas Coull
        Fax: 415-331-9148

        with a copy to:

        Brobeck, Phleger & Harrison LLP
        38 Technology Drive
        Irvine, California 92618-2301
        Attention: Frederic A. Randall, Jr.
         Fax: 949-790-6301

     9.3. Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require EAI, Sub, Sense8 or any of their respective affiliates to take any action which would violate any applicable law, rule or regulation.

     9.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

     9.5. Entire Agreement. This Agreement (including the Disclosure Schedule, the Exhibits, and the Confidential Disclosure Agreement dated as of February 20,
1998) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     9.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law which would result in the application of any other law.

     9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.8. Publicity. Except as otherwise required by applicable law or the rules of the NNM, neither Sense8 nor EAI shall, or shall permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

     9.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.10. Knowledge and Awareness. As used in this Agreement, "knowledge" or "awareness" of any entity means the actual knowledge or awareness of such entity's officers and other persons exercising supervisory authority, and such knowledge or awareness as such entity's officers and other persons exercising supervisory authority should have had after reasonable investigation. Whenever the term "knowledge" or "awareness" is used to refer to the "knowledge" or "awareness" of Sense8, such term shall include the "knowledge" or "awareness" of the directors, officers and other persons exercising supervisory authority over Sense8 and the shareholders of Sense8 who are active in the business of Sense8.

     9.11. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     9.12. Tax Free Reorganization. In the event that either EAI or Sense8 becomes aware of any provisions of this Agreement which would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, such parties shall negotiate in good faith with a view toward amending this Agreement in a manner which would permit the Merger to qualify as such a reorganization, as applicable.

     IN WITNESS WHEREOF, EAI, Sub and Sense8 have caused this AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          ENGINEERING ANIMATION, INC.

                                          By:    /s/ JAMIE A. WADE

                                              ----------------------------------
                                          Name: Jamie A. Wade
                                          Title: Vice President of
                                                 Administration,
                                              General Counsel and Secretary

                                          EAICA, INC.

                                          By:    /s/ JAMIE A. WADE

                                              ----------------------------------
                                          Name: Jamie A. Wade
                                          Title: Vice President of
                                                 Administration,
                                              General Counsel and Secretary

                                          SENSE8 CORPORATION

                                          By:    /s/ THOMAS B. COULL

                                              ----------------------------------
                                          Name: Thomas B. Coull
                                          Title:  President